UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 26, 2008
Date of Report (Date of earliest event reported)
NEUROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18311 (Commission File Number)	22-2845714 (I.R.S. Employer Identification No.)
35 Northeast Industrial Road
Branford, Connecticut 06405
(Address of principal executive offices) (Zip Code)
(203) 488-8201
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 26, 2008, Neurogen Corporation (the “Company”) received written notification (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) indicating that the bid price of the Company’s common stock (the “Common Stock”) for the previous 30 consecutive business days had closed below the minimum $1.00 per share (the “Minimum Price Requirement”) required for continued listing on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5) (the “Rule”). The Notice has no effect on the listing of the Common Stock at this time.
     In accordance with Marketplace Rule 4450(e)(2), the Company has been provided an initial period of 180 calendar days, or until February 23, 2009, to regain compliance with the Minimum Price Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days.
     If the Company does not regain compliance by February 23, 2009, NASDAQ will provide notice to the Company that the Common Stock will be delisted from the NASDAQ Global Market. At that time, the Company may appeal NASDAQ’s determination to delist the Common Stock to a Listing Qualifications Panel. Alternatively, the Company may apply to transfer the Common Stock to the NASDAQ Capital Market if it satisfies the requirements for initial exclusion set forth in Marketplace Rule 4310(c), other than the Minimum Price Requirement. If the Company applies to transfer the Common Stock to the NASDAQ Capital Market and the application is approved, the Company will have an additional 180 calendar day compliance period to regain compliance while on the NASDAQ Capital Market.
     As required by NASDAQ Marketplace Rule 4803(a), the Company has issued a press release as of August 27, 2008 reporting the receipt of the Notice and the NASDAQ rules upon which it is based. A copy of the press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release, dated August 27, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGEN CORPORATION (Registrant)
Date: August 27, 2008	By:	/s/ Thomas A. Pitler
		Name:	Thomas A. Pitler
		Title:	Senior Vice President and Chief Business and Financial Officer

EXHIBIT INDEX
99.1	Press Release, dated August 27, 2008.